As filed with the Securities and Exchange Commission on February 23, 2024

Registration Statement No. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

CITIUS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Nevada	27-3425913
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11 Commerce Drive, First Floor, Cranford New Jersey	07016
(Address of principal executive offices)	(Zip code)

Leonard-Meron Biosciences, Inc. 2013 Stock Plan

(Full title of the plan)

Leonard Mazur

Chairman and Chief Executive Officer

11 Commerce Drive, First Floor

Cranford, New Jersey 07016

(908) 967-6677

(Telephone number, including area code, for agent for service)

Copies to:

Alexander M. Donaldson, Esq.

Lorna A. Knick, Esq.

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607

(919) 781-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Information required by Item 1 is included in documents that will be sent or given by Citius Pharmaceuticals, Inc. (the “Registrant”) to participants in the plans covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents that will be sent or given by the Registrant to participants in the plans covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2023, filed with the Commission pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on December 29, 2023;

(b) The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2023, filed with the Commission pursuant to Section 13(a) of the Exchange Act on February 14, 2024;

(c) The Registrant’s Current Reports on Form 8-K filed with the Commission pursuant to Section 13(a) of the Exchange Act on October 24, 2023, January 2, 2024 (Item 8.1 only), January 5, 2024, January 23, 2024 and February 14, 2024;

(d) The Registrant’s definitive proxy statement on Schedule 14A for the annual meeting of stockholders to be held on March 12, 2024, filed with the Commission pursuant to Section 14 of the Exchange Act on January 26, 2024; and

(e) The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form S-1 filed with the Commission on April 20, 2017, pursuant to the Securities Act of 1933, as amended (the “Securities Act”), which description is incorporated by reference into the Form 8-A filed with the Commission on July 28, 2017, pursuant to the Exchange Act and any amendment or report filed for the purpose of updating such description.

All documents filed, but not furnished, by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered under this Registration Statement have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. In no event, however, will any of the information, including exhibits, that the Registrant discloses under Item 2.02 and Item 7.01 of any report on Form 8-K that has been or may be, from time to time, furnished to the Commission, be incorporated by reference into or otherwise become a part of this Registration Statement.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4. Description of Securities.

Not applicable. The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Neither the Registrant’s Amended and Restated Articles of Incorporation, as amended, nor its Amended and Restated Bylaws prevent the Registrant from indemnifying its officers, directors and agents to the extent permitted under the Nevada Revised Statute (“NRS”). NRS Section 78.7502(3) provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

NRS Section 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person: (a) is not liable pursuant to NRS Section 78.138; or (b) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

The Registrant’s Amended and Restated Bylaws provide that the Registrant will, to the maximum extent and in the manner permitted by the Nevada Revised Statutes (as such law may from time to time be amended, but, in the case of any such amendment, only to the extent that such amendment permits the Registrant to provide broader indemnification rights), indemnify each of its directors and officers against expenses, judgments, fines, penalties, ERISA excise taxes, settlements, loss, liability, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of such person’s Official Capacity (as defined below) or anything done or not done in such person’s Official Capacity. “Official Capacity” means the person’s corporate status as an officer and/or director and any other fiduciary capacity in which the person serves the Registrant, its subsidiaries or affiliates, and any other entity which the person serves in such capacity at the request of any of the Registrant’s board of directors or any committee of its board of directors, chief executive officer, chairman of the board of directors, or president. “Official Capacity” also refers to all actions which the person takes or does not take while serving in such capacity.

The Registrant’s Amended and Restated Bylaws also provide that the Registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, manager, member, partner, trustee, employee or other agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Registrant would have the power to indemnify such person against such liability under the provisions of the Nevada Revised Statutes. The Registrant has purchased a policy of directors’ and officers’ liability insurance that insures its directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Registrant is against public policy as expressed hereby in the Securities Act and the Registrant will be governed by the final adjudication of such issue.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description	Form	Filing Date	Exhibit	Filed herewith

4.1	Form of Common Stock Purchase Warrant, dated August 13, 2018, as amended August 8, 2023.	10-K	12/29/2023	4.1
4.2	Form of Pre-Funded Common Stock Purchase Warrant, dated August 13, 2018.	8-K	8/13/2018	4.2
4.3	Form of Underwriter’s Common Stock Purchase Warrant, dated August 13, 2018, as amended August 8, 2023.	10-K	12/29/2023	4.3
4.4	Form of Investor Warrant, dated April 3, 2019.	8-K	4/3/2019	4.1
4.5	Form of Placement Agent Warrant, dated April 3, 2019.	8-K	4/3/2019	4.2
4.6	Form of Common Stock Purchase Warrant issued on September 27, 2019.	8-K	9/27/2019	4.1
4.7	Form of Underwriter’s Common Stock Purchase Warrant issued on September 27, 2019.	8-K	9/27/2019	4.3
4.8	Form of Investor Warrant issued on February 19, 2020.	8-K	2/19/2020	4.1
4.9	Form of Placement Agent Warrant issued on February 19, 2020.	8-K	2/19/2020	4.2
4.10	Form of Investor Warrant issued May 18, 2020.	8-K	5/18/2020	4.1
4.11	Form of Placement Agent Warrant issued May 18, 2020.	8-K	5/18/2020	4.2
4.12	Form of Underwriter Warrant issued August 10, 2020.	8-K	8/10/2020	4.1
4.13	Form of Investor Warrant issued January 27, 2021.	8-K	1/27/2021	4.1
4.14	Form of Placement Agent Warrant issued January 27, 2021.	8-K	1/27/2021	4.2
4.15	Form of Registration Rights Agreement, dated January 24, 2021, by and among Citius Pharmaceuticals, Inc. and the purchasers signatory thereto.	8-K	1/27/2021	4.3
4.16	Form of Investor Warrant issued February 19, 2021.	8-K	2/19/2021	4.1
4.17	Form of Placement Agent Warrant issued February 19, 2021.	8-K	2/19/2021	4.2
4.18	Description of Common Stock.	10-K	12/22/2022	4.25
4.19	Form of Warrant issued May 8, 2023.	8-K	5/08/2023	4.1
4.20	Form of Placement Agent Warrant issued May 8, 2023.	8-K	5/08/2023	4.2
5.1	Opinion of Wyrick Robbins Yates & Ponton LLP.				X
23.1	Consent of Wolf & Company, P.C.				X
23.2	Consent of Wyrick Robbins Yates & Ponton LLP (included in Exhibit 5.1).				X
24.1	Power of Attorney (included on page S-1).				X
99.1	Leonard-Meron Biosciences, Inc. 2013 Stock Plan.				X
99.2	Form of Notice of Stock Option Grant and Stock Option Award Agreement under Leonard-Meron Biosciences, Inc. 2013 Stock Plan.				X
107	Filing Fee Table.				X

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in Exhibit 107 (Filing Fee Table) in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cranford, State of New Jersey, on the 23rd day of February, 2024.

CITIUS PHARMACEUTICALS, INC.

By:	/s/ Leonard Mazur
Leonard Mazur
Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Leonard Mazur and Jaime Bartushak, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Leonard Mazur	Chairman and Chief Executive Officer	February 23, 2024
Leonard Mazur	(Principal Executive Officer)

/s/ Jaime Bartushak	Chief Financial Officer and Chief Accounting Officer	February 23, 2024
Jaime Bartushak	(Principal Financial Officer and Principal Accounting Officer)

/s/ Myron Holubiak	Executive Vice Chairman and Director	February 23, 2024
Myron Holubiak

/s/ Suren Dutia	Director	February 23, 2024
Suren Dutia

/s/ Carol Webb	Director	February 23, 2024
Carol Webb

/s/ Dennis M. McGrath	Director	February 23, 2024
Dennis M. McGrath

/s/ Dr. Eugene Holuka	Director	February 23, 2024
Dr. Eugene Holuka

S-1